EXHIBIT 10.61

1997 DEFERRED COMPENSATION AND STOCK PLAN FOR DIRECTORS, AS AMENDED

THE E. W. SCRIPPS COMPANY

1997 DEFERRED COMPENSATION AND

STOCK PLAN FOR DIRECTORS

The E. W. Scripps Company (the “Company”) adopted the 1997 Deferred Compensation and Stock Plan for Directors (the “Plan”) effective as of January 1, 1997. The Plan is amended and restated, effective as of the Effective Date (as defined below), to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to conform to the terms of the terms and conditions of the Employee Matters Agreement by and between The E. W. Scripps Company and Scripps Networks Interactive, Inc. (the “Employee Matters Agreement”).

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

“Account” means the bookkeeping account maintained by the Company on behalf of each Participant pursuant to this Plan. The sum of each Participant's Fixed Income Account and Phantom Stock Account shall constitute his Account.

“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant's Account in the event of the death of the Participant prior to the Participant's receipt of the entire vested amount credited to his Account.

“Beneficiary Designation Form” means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Company’s Compensation Department, or its designee, or such other department as designated by the Board from time to time.

“Company” means The E. W. Scripps Company and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of The E. W. Scripps Company with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

“Deferral Election” means the Participant’s election on a form approved by the Committee to defer a portion of his Director Fees in accordance with the provisions of Article III.

“Director” means any individual who is a member of the Board and who is not an employee of the Company or its subsidiaries or affiliates.

“Director Fees” means the annual cash retainer for Board and committee service, special assignment fees, meeting fees, committee chair or presiding director fees, and other cash amounts payable to a Participant for service to the Company as a Director.

“Disability” means a “disability” as defined under Section 409A of the Code.

“Effective Date” means the Distribution Date as defined in the Employee Matters Agreement.

“Employee Matters Agreement” has the meaning given such term in the preamble to this Plan.

“Fair Market Value” means, as of any date, the closing sale price per Share as reported on the principal exchange on which Shares are then trading, if any, or if there are no sales on such day, on the next preceding trading day during which a sale occurred.

“Fixed Income Account” means each bookkeeping Fixed Income Account maintained by the Company on behalf of each Participant pursuant to Article IV.

“Participant” means any Director who (i) at any time elected to defer the receipt of Director Fees in accordance with the Plan, and (ii) in conjunction with his Beneficiary, has not received a complete payment of the vested amount credited to his Account.

“Plan” means this deferred compensation plan, which shall be known as the 1997 Deferred Compensation and Stock Plan for Directors.

“Payment Commencement Date” means the payment commencement date for the each Account, as designated by the Participant in accordance with Section 3.3(a), which date shall either be (i) the first business day of the calendar year immediately following the calendar year in which occurs the Participant's Separation from Service, or (ii) the first business day of a calendar year specified by the Participant, which year must be at least three calendar years after the calendar year in which the Director designates the Payment Commencement Date for that Account.

“Phantom Stock Account” means the bookkeeping Phantom Stock Account maintained by the Company on behalf of each Participant pursuant to Article IV.

“Separation from Service” means a termination of service with the Company (and all other “service recipients” as defined in Section 409A of the Code) in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code.

“Share” means a share of Class A common stock of the Company, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 4.3(c) of this Plan.

“Specified Employee” means a “specified employee” of the Company, as defined in Section 409A of the Code (with such classification to be determined in accordance with the methodology established by the Company from time to time in its sole discretion).

“Subsequent Payment Election” has the meaning given to such term in Section 5.3 hereof.

“Unforeseeable Emergency” means an “unforeseeable emergency” as defined under Section 409A of the Code.

ARTICLE II

ELIGIBILITY

2.1. Participation. Participation in the Plan shall be limited to Directors who elect to participate in the Plan by filing a Deferral Election and other applicable materials with the Committee in accordance with this Article II.

2.2. Enrollment Requirements. As a condition to participation, each Director shall complete, execute and return to the Committee a Deferral Election no later than the date or dates specified in Section 3.1. The Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3. Beneficiary Designation Form. Each Participant shall also file a Beneficiary Designation Form with the Committee at the time the Participant files an initial Deferral Election. A Participant's Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Committee that bears the latest date at the time of the Participant's death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 2.3, then his Beneficiary shall be his estate.

ARTICLE III

DEFERRAL ELECTIONS

3.1. Timing of Deferral Election.

(a) In General. A Participant may elect to defer Director Fees for a calendar year in accordance with this Section 3.1(a). The Deferral Election must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Director Fees would otherwise be earned.

(b) New Participants. In the first calendar year in which an individual becomes a Director, the newly eligible Participant may make an election to defer Director Fees for that calendar year in accordance with this Section 3.1(b). The Deferral Election must be filed with the Committee by the thirtieth (30th) day following the date that the individual first becomes a Director (or such earlier date as specified by the Committee on the Deferral Election). The Deferral Election shall become irrevocable on the date that it is received by the Committee. The Deferral Election shall only apply to Director Fees earned after the date that the Deferral Election becomes irrevocable.

3.2. Contents of Deferral Election. Each Deferral Election shall set forth (a) the percentage (in 1% increments) of Director Fees that shall be deferred under the Plan, and (b) the allocation (in 1% increments) of the deferred Director Fees between a Fixed Income Account and a Phantom Stock Account. Elections made pursuant to this Section 3.2 shall remain in effect for the next calendar year and for subsequent calendar years unless and until a new Deferral Election is provided in accordance with Section 3.1. If a Participant does not designate the Account to which deferrals of Director Fees shall be credited on a Deferral Election as provided in this Section 3.2 (or such designation does not comply with the terms of the Plan), such deferrals shall be credited to the Participant's Fixed Income Account.

3.3. Payment Elections.

(a) In General. The first Deferral Election filed by a Participant pursuant to Section 3.1 to which amounts are first credited to a Fixed Income Account or a Phantom Stock Account, as the case may be, shall also designate:

(i) The Payment Commencement Date for that Account. If a Participant does not designate the Payment Commencement Date for an Account as provided in this Section 3.3, then the Payment Commencement Date for that Account shall be the first business day of the calendar year immediately following the calendar year in which occurs the Participant's Separation from Service.

(ii) If amounts are being credited to a Phantom Stock Account, whether payments will be made in the form of cash or Shares. If a Participant does not designate the medium of payment of his Phantom Stock Account as provided in this Section 3.3(a)(ii) (or such designation does not comply with the terms of the Plan), then the Phantom Stock Account shall be paid in cash.

(iii) If amounts are being credited to a Fixed Income Account or a Phantom Stock Account payable in cash, whether payments from that Account will be made in a single lump sum or in a number of approximately equal monthly installments over a specified period not exceeding fifteen years. If a Participant does not designate the form of payment of an Account as provided in this Section 3.3(a)(iii) (or such designation does not comply with the terms of the Plan), then that Account shall be paid in a single lump sum. If the Phantom Stock Account is to be paid in the form of Shares, then the Account will be paid in a single lump sum notwithstanding any election made in accordance with this Section 3.3(a)(iii) to the contrary.

(b) Irrevocability. The Payment Commencement Date, medium of payment and form of payment designated on that first Deferral Election will apply to all amounts credited to the Account under the Plan (including with respect to all subsequent calendar years) unless changed in accordance with Section 5.3.

ARTICLE IV

ACCOUNTS

4.1. In General. The Company shall establish and maintain a separate Fixed Income Account and Phantom Stock Account for each Participant. A Participant's Accounts shall be utilized solely as a device for measurement and determination of the amounts to be paid to the Participant pursuant to the Plan, and shall not constitute or be treated as a trust fund of any kind.

4.2. Fixed Income Account. Director Fees that a Participant elects to defer to the Fixed Income Account shall be credited to that Account on the date the Director Fees would otherwise have been paid to the Participant. Amounts credited to a Participant's Fixed Income Account shall thereafter be credited with interest, compounded annually, from the date the amounts are credited thereto to the last day of the calendar year (or to the date of payment, if earlier), at the rate equal to the twelve month average of the 10-year Treasury rate (determined as of November of the prior calendar year), plus 100 basis points.

4.3. Phantom Stock Account.

(a) In General. Director Fees that a Participant elects to defer to the Phantom Stock Account shall be credited to that Account, on the date the Director Fees would otherwise have been paid to the Participant, with a number of phantom stock units equal to the Shares (and fractions thereof) that could have been purchased with the amount deferred as of such date at the Fair Market Value of the Shares on such date. As of the date any dividend is paid to holders of Shares, the Participant’s Phantom Stock Account shall also be credited with an additional number of phantom stock units equal to the number of Shares (including fractions thereof) that could have been purchased with the dividend at the Fair Market Value on such date, assuming that the dividend were paid on a number of Shares equal to the number of phantom stock units credited to the Participant’s Phantom Stock Account.

(b) Adjustments upon Change in Capitalization. In the event of any merger, reorganization consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the Shares, the number of phantom stock units credited to a Participant's Phantom Stock Account and/or the kind or class of Shares deliverable under the Plan shall be adjusted in such manner as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan. The determination of the Board as to such adjustments, if any, to be made shall be conclusive and binding on all Participants and Beneficiaries. Without limiting the foregoing, each phantom stock unit credited to a Participant’s Phantom Stock Account shall be adjusted in the manner described in Section 7.05 of the Employee Matters Agreement.

4.4. Vested Interest. Each Participant shall at all times have a fully vested and nonforfeitable interest in the amounts credited to his Accounts.

ARTICLE V

PAYMENTS

5.1. Time and Form of Payment.

(a) Time of Payment. Except as otherwise provided in this Article V, payments to a Participant with respect to the Participant’s Account shall begin as of the Participant's Payment Commencement Date selected by the Participant for that Account in accordance with Section 3.3(a)(i).

(b) Form of Payment. Except as otherwise provided in this Article V, payments to a Participant with respect to the Participant's Account shall be in the form of payment selected by the Participant for that Account in accordance with Section 3.3(a)(iii). In the event that an Account is paid in installments: (i) the first installment shall commence on the Payment Commencement Date (subject to Section 5.1(c)), and each subsequent installment shall be paid on the commencement monthly anniversary date until the Account has been fully paid; (ii) the amount of each installment shall equal the quotient obtained by dividing the Participant’s Account balance as of the date of payment by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such Account remaining unpaid shall continue to be credited with earnings as provided in Article IV hereof.

(c) Six-Month Delay. Notwithstanding anything in this Plan to the contrary, if a Participant is a Specified Employee on the date of his Separation from Service, then to the extent necessary to comply with Section 409A of the Code, any amounts that would otherwise be paid during the first six months following such Separation from Service shall instead be accumulated through and paid on the first business day after the date that is six months following the Separation from Service (or if earlier, upon his death).

5.2. Medium of Payment.

(a) Fixed Income Account. A Participant's Fixed Income Account shall be paid in cash.

(b) Phantom Stock Account. Except as otherwise provided in this Section 5.2(b), a Participant’s Phantom Stock Account shall be paid either in cash or Shares as selected in accordance with Section 3.3(a)(ii). If the Participant’s Phantom Stock Account is paid in cash, then the calculation of the amount due shall be based on the Fair Market Value per Share as of the payment date. If a Participant’s Phantom Stock Account is paid in the form of Shares, then one Share shall be paid for each whole phantom stock unit credited to the Account, and any fractional phantom stock units shall be paid in cash. Any Shares delivered under the Plan may be shares of original issuance, treasury shares or a combination of the foregoing. Notwithstanding anything contained in this Section 5.2(b) or any payment election to the contrary, any phantom stock units representing shares of Class A common stock of Scripps Networks Interactive, Inc. (e.g., as a result of the adjustment provisions of Section 4.3(b)) shall be paid in cash, and the

Company shall have no obligation to distribute shares of Scripps Networks Interactive, Inc. in settlement thereof.

5.3. Subsequent Payment Elections. A Participant may elect on a form provided by the Committee to change the time and or form of payment with respect to one or more of his Accounts (a “Subsequent Payment Election”). The Subsequent Payment Election shall become irrevocable upon receipt by the Committee and shall be made in accordance with the following rules:

(a) In General. The Subsequent Payment Election may not take effect until at least twelve (12) months after the date on which it is accepted by the Committee. he Subsequent Payment Election most recently accepted by the Committee and that satisfies the requirements of this Section 5.3 shall govern the payout of the Accounts notwithstanding anything contained in Section 5.1 to the contrary. In no event may a Participant reallocate deferrals between the Fixed Income Account and the Phantom Stock Account.

(b) Mandatory Delay. A Participant may make one or more elections to delay the Payment Commencement Date or change the form of payment of one or both Accounts to a Payment Commencement Date or form permitted for that Account under the Plan. If the Account is scheduled to be paid in a specified year, then such Subsequent Payment Election must be filed with the Committee at least twelve (12) months prior to the first day of the calendar year that the Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least twelve (12) months from the first day of the calendar year that the first installment payment was scheduled to be made). On such Subsequent Payment Election, the Participant must delay the payment date for a period of at least five (5) years after the first day of the calendar year that the Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least five (5) years from the first day of the calendar year that the first installment payment was scheduled to be made).

(c) Acceleration Prohibited. The Committee shall disregard any Subsequent Payment Election by a Participant to the extent such election would result in an acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

5.4. Death or Disability of Participant. Notwithstanding any payment election to the contrary, in the event of the Participant's death or Disability, the remaining amount of the Participant’s Accounts shall be paid to the Participant (or in the case of his death, to his Beneficiary or Beneficiaries designated on a Beneficiary Designation Form), in cash in a single lump sum within thirty (30) days following such death or Disability, or such later date as required by Section 5.1(c).

5.5. Change in Control. Notwithstanding any payment election to the contrary, upon the occurrence of a Change in Control, the remaining amount of the Participant’s Account shall be paid to the Participant or his Beneficiary in cash within thirty (30) days following such Change in Control, or such later date as required by Section 5.1(c).

5.6. Withdrawal Due to Unforeseeable Emergency. A Participant shall have the right to request, on a form provided by the Committee, an accelerated payment of all or a portion of his Account in a lump sum if he experiences an Unforeseeable Emergency. The Board shall have the sole discretion to determine whether to grant such a request and the amount to be paid pursuant to such request in accordance with the standards set forth in Section 409A of the Code. Payments shall be made within thirty (30) days following the determination by the Board that a withdrawal will be permitted under this Section 5.6, or such later date as may be required under Section 5.1(c) hereof.

5.7. Discretionary Acceleration of Payments. To the extent permitted by Section 409A of the Code, and subject to Section 5.1(c), the Board may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in Treasury Regulation Section 1.409A-3(j).

5.8. Delay of Payments. To the extent permitted under Section 409A of the Code, the Board may, in its sole discretion, delay payment where the Board reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Board reasonably anticipates that the making of the payment will not cause such violation. A payment may also be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.9. Discharge of Obligations. The payment to a Participant or his Beneficiary of a his Account in a single lump sum or the number of installments elected by the Participant pursuant to this Article V shall discharge all obligations of the Company to such Participant or Beneficiary under the Plan with respect to that Account.

ARTICLE VI

ADMINISTRATION

6.1. General. The Company, through the Board, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. In general, the Board shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Board shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Board hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, affiliates, subsidiaries, employees, Participants, and their estates and Beneficiaries.

6.2. Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or

Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and neither the Board nor the Committee shall take any action that would be inconsistent with such intent. Although each of the Board and the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, its affiliates, subsidiaries, Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1. Amendment. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board. In no event shall any such action by the Board adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code.

7.2. Payments Upon Termination of Plan. In the event that the Plan is terminated, the amounts allocated to a Participant's Accounts shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and subject to Section 5.1(c) hereof, the Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary, as provided under Treasury Regulation Section 1.409A-3(j).

ARTICLE VIII

MISCELLANEOUS

8.1. Non alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.

8.2. Interest of Participant. The obligation of the Company under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the

Company to make payments from its general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company. Nothing contained in this Plan shall confer upon the Participant any right to be nominated for reelection by the Company’s shareholders, or any right to remain a member of the Board for any period of time, or at any particular rate of compensation. The Company may create a trust to hold funds to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company's general creditors.

8.3. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any affiliate or the officers, employees or directors of the Company or any affiliate, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

8.4. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

8.5. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws in connection with the Plan; provided, however, notwithstanding any other provision of this Plan, the Company shall not be obligated to deliver any Shares pursuant to this Plan if the delivery thereof would result in a violation of any such law, in which case the Company shall satisfy its obligations under the Plan in cash rather than Shares.

8.6. Withholding of Taxes. To the extent required by the law, the Company may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required.

8.7. Miscellaneous. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

8.8. Transition Relief for Payment Elections. If permitted by the Committee, in its sole discretion, a Participant may, no later than a date specified by the Committee (provided that such date occurs no later than December 31, 2008) elect on a form provided by the Committee to (i) change the date of payment of his Accounts to a date otherwise permitted for that Account under the Plan or (ii) change the form of payment of his Accounts to a form of payment otherwise permitted for that Account under the Plan, without complying with the special timing requirements of Section 5.3. Notwithstanding the preceding sentence, a Participant cannot in 2008 change his payment election with respect to payments that the Participant would otherwise receive in 2008, and a Participant may not cause payments to be made in 2008 that would not otherwise be payable in such year. Any change or election described in this Section 8.8 shall be subject to such terms and conditions as the Committee may specify in its sole discretion. This Section 8.8 is intended to comply with Notice 2007-86 and the applicable Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent. In no event may a Participant reallocate deferrals between the Fixed Income Account and the Phantom Stock Account.

ARTICLE IX

SECTION 409A AND EMPLOYEE MATTERS AGREEMENT

9.1. Section 409A of the Code. In order to comply with Section 409A of the Code, effective immediately before the Effective Date, the Plan is divided into two parts, one of which shall be named “Part One” and the other of which shall be named “Part Two”. Part One of the Plan shall be governed by the terms and conditions of the Plan as in effect on October 3, 2004. Part Two of the Plan shall be governed by the terms and conditions set forth herein.

(a) Part One. Any “amounts deferred” by Participants in taxable years beginning before January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms of Part One of the Plan, and it is intended that such amounts and the earnings thereon shall be exempt from the application of Section 409A of the Code. Nothing contained herein is intended to materially enhance a benefit or right existing under Part One of the Plan as of October 3, 2004, or add a new material benefit or right to Part One of the Plan. As of the Effective Date, Part One of the Plan is frozen, and neither the Company, its affiliates nor any individual shall make or permit to be made any additional contributions or deferrals under Part One of the Plan (other than earnings) on or after that date.

(b) Part Two. Any “amounts deferred” by Participants in taxable years beginning on or after January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms and conditions of Part Two of the Plan. To the extent that any of those amounts were deferred under the Plan prior to the Effective Date (the “Transferred Amounts”), then the Committee shall transfer the Transferred Amounts from Part One of the Plan to Part Two of this Plan and credit those amounts to the appropriate Accounts under Part Two of this Plan, as selected by the Committee in its sole discretion. As a result of such transfer and crediting, all of the Company's obligations and Participant's rights with respect to the Transferred Amounts under Part One of the Plan, if any, shall automatically be extinguished and become obligations and rights under Part Two of this Plan without further action.

9.2. Employee Matters Agreement. In order to comply with the terms and conditions of the Employee Matters Agreement:

(a) Transfer of SNI Participants. The Account of each SNI Participant maintained under the Plan immediately prior to the Effective Date shall be transferred to the Scripps Networks Interactive, Inc. 2008 Deferred Compensation and Stock Plan for Directors and assumed by Scripps Networks Interactive, Inc. as of the Effective Date (the “Assumed Amounts”). For purposes of this Plan, the term Assumed Amounts shall include any Director Fees of an SNI Participant that are earned but not yet paid as of the Effective Date that were properly deferred by the SNI Participant under the Plan but that had not yet been credited to his or her Account under the Plan as of the Effective Date. Each such SNI Participant shall have no further rights under the Plan with respect to the Assumed Amounts immediately after his or her Account is transferred to the Scripps Networks Interactive, Inc. 2008 Deferred Compensation and Stock Plan for Directors and assumed by Scripps Networks Interactive, Inc. in accordance with the terms and conditions of the Employee Matters Agreement.

(b) Return of SNI Participants. If an SNI Participant in the Scripps Networks Interactive, Inc. 2008 Deferred Compensation and Stock Plan for Directors ceases to serve as a director of Scripps Networks Interactive, Inc. and immediately thereafter becomes a Director of the Company at any time after the Effective Date, but at a time when the Company and Scripps Networks Interactive, Inc. are in the same controlled group of a “service recipient” within the meaning of Section 409A of the Code, then to the extent required to comply with Section 409A of the Code:

(i) The individual’s Deferral Elections and Payment Commencement Date that were controlling under the Scripps Networks Interactive, Inc. 2008 Deferred Compensation and Stock Plan for Directors immediately prior to that date shall continue to apply to Director Fees paid by the Company for the remainder of the period or periods for which such elections or designations are by their original terms applicable.

(ii) The Committee is authorized to establish one or more sub-plans or sub-accounts for the SNI Participant the terms of which may vary from those set forth in or required or authorized by this Plan in order to implement the purposes of this Section 9.2.

9.3. Terms. Capitalized terms used herein that are not defined in Article I shall have the meaning set forth in the Employee Matters Agreement.